EXHIBIT 2.1

                          PLAN AND AGREEMENT OF MERGER
                                       of
               HBOA.COM, INC., a District of Columbia corporation
                                  with and into
                   INGENU INCORPORATED, a Florida corporation
                   ------------------------------------------

         This is a Plan and Agreement of Merger ("Agreement") between HBOA.COM, INC., a District of Columbia corporation (the "Disappearing Corp." or "HBOA-DC"), and INGENU INCORPORATED, a Florida corporation (the "Surviving Corp." or "INGENU-FL"), (collectively the "Constituent Corporations"). A Plan of Merger ("Plan") in accordance with (1) the provisions of Title 29, Chapter 3 of the Code of Law and the District of Columbia (the "District of Columbia Business Corporation Act"), and (2) Section 607.1101 of the Florida Business Corporation Act and (3) Section 368(a)(1)(A) of the Internal Revenue Code, as amended, by reason of Section 368(a)(2)(E) is adopted as follows:

         1. Merger. HBOA-DC shall be merged with and into INGENU-FL, to exist and be governed by the laws of the State of Florida. The name of the Surviving Corporation shall be INGENU, a Florida corporation.

         2. Articles of Incorporation, Bylaws, Officers and Directors. The Articles of Incorporation and Bylaws of Surviving Corp., as in effect immediately before the Effective Date of the Merger (the "Effective Date") shall, without any changes, be the Articles of Incorporation of the Surviving Corp. from and after the Effective Date until further amended as permitted by law. The persons serving as officers and directors of the Surviving Corp., before the Effective Date of the Merger, shall continue to serve as the officers and directors of the Surviving Corp. after the Effective Date of the Merger.

         3. Conversion of Stock. The shareholders of Disappearing Corp. will surrender all of their shares in the manner hereinafter set forth. In exchange for the shares of Disappearing Corp. surrendered by its shareholders, the Surviving Corp. will issue and transfer to these shareholders, shares of common stock of Mizar Energy Company, a Colorado corporation ("Mizar"), the parent corporation of the Surviving Corp., on the following basis: upon the Effective Date, each share of common stock of the Disappearing Corporation that shall be issued and outstanding at that time shall without more be converted into and exchanged into 8,569,300 shares of common stock of Mizar in accordance with this Plan. The 8,569,300 shares of common stock of Disappearing Corp., issued and outstanding immediately prior to the Effective Date, shall by virtue of the Merger and without any action on the part of any holder thereof, be converted into the right to receive 8,569,300 newly issued, fully paid, and non-assessable shares of common stock of Mizar, issuable ratably to the holders thereof. Each share of Mizar's stock that is issued and outstanding on the Effective Date shall continue as outstanding shares of Mizar's stock.

         4. Satisfaction of Rights of Disappearing Corp. Shareholders. All shares of Surviving Corp.'s stock into which shares of Disappearing Corp.'s stock shall have been converted and become exchangeable for under this Plan shall be deemed to have been paid in full satisfaction of such converted shares.

         5. Fractional Shares. Fractional shares of Mizar's stock will not be issued. Any fractional share interest will result in the adjustment of the number of shares upward or downward to the nearest whole share.

         6. Effect of Merger. On the Effective Date, the separate corporate existence of Disappearing Corp. shall cease, and Surviving Corp. shall be fully vested in and shall succeed, without other transfer, to all the rights, privileges, immunities, powers, franchises and property of Disappearing Corp. and shall be subject to all the debts restrictions, liabilities, disabilities, and duties of the Disappearing Corp. in the same manner as if the Surviving Corp. had itself incurred them. The Surviving Corp. will carry on business with the assets of Disappearing Corp., as well as with the assets of Surviving Corp. All rights of creditors and all liens on the property of each constituent corporation shall be preserved unimpaired, limited in lien to the property affected by the liens immediately prior to the merger.

         7. Supplemental Action. If at any time after the Effective Date Surviving Corp. shall determine that any further conveyances, agreements, documents, instruments, and assurances or any further action is necessary or desirable to carry out the provisions of this Plan, the appropriate officers of Surviving Corp. or Disappearing Corp., as the case may be, whether past or remaining in office, shall execute and deliver, on the request of Surviving Corp., any and all proper conveyances, agreements, documents, instruments, and assurances and perform all necessary or proper acts, to vest, perfect, confirm, or record such title thereto in Surviving Corp., or to otherwise carry out the provisions of this Plan.

         8. Filing with the District of Columbia and Florida Secretary of State and Effective Date. At the Closing, the Disappearing Corp. and Surviving Corp. shall cause their respective Chief Executive Officers to execute and file (1) these Articles of Merger with the Department of Consumer and Regulatory Affairs, Business Regulation Administration, Corporations Division for the District of Columbia and (2) Articles of Merger with the Florida Secretary of State (the "Florida Articles of Merger"), in the form attached to this Agreement and upon such execution this Plan shall be deemed incorporated by reference into the Florida Articles of Merger as if fully set forth in such Florida Articles of Merger and shall become an exhibit to such Florida Articles of Merger. The Disappearing Corp. shall file this Plan in Articles of Merger with the Mayor of the District of Columbia. After the Mayor of the District of Columbia issues a certificate of Merger, the Surviving Corporation shall file the Florida Articles of Merger with the Florida Secretary of State. In accordance with s. 607.1105 of the Act, the Florida Articles of Merger shall specify the "Effective Date," which shall be the filing date of the Florida Articles of Merger with the Secretary of State of Florida.

         9. Amendment and Waiver. Any of the terms or conditions of this Plan may be waived at any time by the one of the Constituent Corporations which is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such party, or may be amended or modified in whole or in part at any time before the vote of the shareholders of the Constituent Corporations by an agreement in writing executed in the same manner (but not necessarily by the same persons), or at any time thereafter as long as such change is in accordance with Section 607.1103 of the Florida Act and the District of Columbia Business Corporation Act.

         10. Termination. At any time before the Effective Date (whether before or after filing of Articles of Merger), this Plan may be terminated and the Merger abandoned by mutual consent of the Boards of Directors of both Constituent Corporations, notwithstanding favorable action by the shareholders of the respective Constituent Corporations.

         11. Counterparts. This Plan of Merger may be executed in any number of counterparts, each of which shall constitute an original instrument.

         IN WITNESS WHEREOF, the parties have set their hands this 26th day of May 2000.

                              HBOA.COM, Inc., a District of Columbia corporation


                                      By: /s/ Gary Verdier
                                          ------------------------
                                          Gary Verdier

                                          Chief Executive Officer and Chairman

                                      INGENU INCORPORATED, a Florida corporation


                                      By:/s/ Melinda Carlisle
                                         --------------------------
                                         Melinda Carlisle
                                         Chief Executive Officer and Chairman